EXHIBIT 99.1

BLACKWATER MIDSTREAM ANNOUNCES LETTER OF INTENT FOR BRUNSWICK, GEORGIA TERMINAL ACQUISITION

NEW ORLEANS –(BUSINESS WIRE)—Blackwater Midstream Corp. (OTCBB:BWMS) announces that it has entered into a Letter of Intent to acquire a liquid terminal facility in Brunswick, Georgia for $1.8 million.  The acquisition is expected to be completed within the first quarter of 2010.

The Brunswick site consists of 160,000 barrels of storage capacity on six acres of property that is leased from the Georgia Port Authority.  The site is accessible for ocean vessels, inland barges, railcars, and tank trucks.  There is space available within the existing facility to build an additional 150,000 barrels of capacity at the site.  Mike Suder, Blackwater Midstream Corp.’s Chief Executive Officer stated, “The Brunswick facility acquisition is a key addition to our business.  It is strategically located between the crowded Savannah and Jacksonville markets, and will serve our potential customers’ product distribution requirements as a full service terminal storage facility.”

Frank Marrocco, Chief Commercial Officer of Blackwater Midstream Corp. stated “We are extremely excited about expanding the footprint of Blackwater Midstream.  This acquisition will allow us the ability to expand our customer relationships into the South Atlantic region and continue diversifying our business portfolio.”

Blackwater Midstream Corp. is an independent operator of bulk liquid storage terminals including a storage terminal facility in the Port of New Orleans in Westwego, LA.   The Westwego facility consists of 902,000 barrels of storage capacity capable of storing a variety of chemical and petroleum products.   The site offers modal access for product distribution via marine, rail, and truck.  Blackwater New Orleans is a member of the International Liquid Terminal Association.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions or anticipated future results. Forward-looking statements relate to expectations or forecasts of future events. Blackwater Midstream does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Blackwater Midstream’s forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Blackwater Midstream’s Securities and Exchange Commission filings, including the "Risk Factors" in the Annual Report on Form 10-K.

Contact:
Blackwater Midstream Corp.
Michael Suder, 201-290-8369